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                                   EXHIBIT 5.1

                   Letterhead of Blank Rome Comisky & McCauley

November 26, 1996

The Score Board, Inc.
1951 Old Cuthbert Road
Cherry Hill, New Jersey  08034

Gentlemen:

We have acted as counsel to The Score Board, Inc. ("Company"), in connection with the Registration Statement on Form S-3 ("Registration Statement") to be filed by the Company pursuant to the Securities Act of 1933, as amended, relating to the registration of 4,320,000 shares of common stock, par value $.01 per share ("Common Stock"), which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as Selling Stockholders. Of the 4,320,000 shares of common stock, 1,600,000 are shares held by Selling Stockholders (the "Outstanding Shares") and 2,720,000 are shares issuable pursuant to warrants held by the Selling Stockholders (the "Warrant Shares"). This opinion is furnished pursuant to the requirement of item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and By-laws, as amended and restated since the inception of the Company, (ii) resolutions adopted by the Board of Directors on October 29, 1996, and (iii) the Registration Statement. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of New Jersey.

Based upon and subject to the foregoing, we are of the opinion that (i) the Outstanding Shares of Common Stock are legally issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued pursuant to the terms of the warrants and against payment therefor, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Prospectus, which is a part of the Registration Statement.

Sincerely,

/s/ Blank Rome Comisky & McCauley

BLANK ROME COMISKY & McCAULEY